EX-97

PARKER-HANNIFIN CORPORATION
Section 16 Officer Clawback Policy
Adopted December 1, 2023

Introduction
As required pursuant to the listing standards of the New York Stock Exchange (the “Stock Exchange”), Section 10D of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and Rule 10D-1 under the Exchange Act, the Board of Directors (the “Board”) of Parker-Hannifin Corporation (the “Company”) has adopted this Section 16 Officer Clawback Policy (the “Policy”).
Notwithstanding anything in this Policy to the contrary, at all times, this Policy remains subject to all applicable final rules and regulations promulgated by the U.S. Securities and Exchange Commission (the “SEC”), final listing standards adopted by the Stock Exchange, and SEC or Stock Exchange guidance or interpretations (collectively, the “Final Guidance”).
Policy Statement
Unless a Clawback Exception (as defined below) applies, the Company will recover, reasonably promptly, from each Covered Officer, his or her Covered Compensation in the event that the Company is required to prepare an accounting restatement due to the material noncompliance of the Company with any financial reporting requirement under the securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements, or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period (each, an “Accounting Restatement”). If a Clawback Exception applies with respect to a Covered Officer, the Company may forgo such recovery under this Policy from such Covered Officer.
Covered Officers
For purposes of this Policy, “Covered Officer” is defined as any current or former “Section 16 officer” of the Company within the meaning of Rule 16a-1(f) under the Exchange Act, as determined by the Board or the Human Resources and Compensation Committee (the “Committee”) of the Board. Covered Officers include, at a minimum, “executive officers” as defined in Rule 3b-7 under the Exchange Act and identified under Item 401(b) of Regulation S-K.
Covered Compensation
For purposes of this Policy:
•“Covered Compensation” is defined as the amount of Incentive-Based Compensation (as defined below) Received (as defined below) during the applicable Recovery Period (as defined below) that exceeds the amount of Incentive-Based Compensation that otherwise would have been Received during such Recovery Period had it been determined based on the relevant restated amounts, and computed without regard to any taxes paid.
Incentive-Based Compensation Received by a Covered Officer will only qualify as Covered Compensation if: (i) it is Received on or after October 2, 2023; (ii) it is Received after such Covered Officer begins service as a Covered Officer; (iii) such Covered Officer served as a Covered Officer at any time during the performance period for such Incentive-Based Compensation; and (iv) it is Received while the Company has a class of securities listed on a national securities exchange or a national securities association.
•For Incentive-Based Compensation based on stock price or total shareholder return, where the amount of erroneously awarded Covered Compensation is not subject to mathematical recalculation directly

EX-97
from the information in an Accounting Restatement, the amount of such Incentive-Based Compensation that is deemed to be Covered Compensation will be based on a reasonable estimate of the effect of the Accounting Restatement on the stock price or total shareholder return upon which the Incentive-Based Compensation was Received, and the Company will maintain and provide to the Stock Exchange documentation of the determination of such reasonable estimate.
•“Incentive-Based Compensation” is defined as any compensation that is granted, earned, or vested based wholly or in part upon the attainment of a Financial Reporting Measure (as defined below). For purposes of clarity, Incentive-Based Compensation includes compensation that is in any plan, other than tax-qualified retirement plans, including long term disability, life insurance, and supplemental executive retirement plans, and any other compensation that is based on such Incentive-Based Compensation, such as earnings accrued on notional amounts of Incentive-Based Compensation contributed to such plans.
•“Financial Reporting Measure” is defined as a measure that is determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements, and any measures that are derived wholly or in part from such measures. Stock price and total shareholder return are also Financial Reporting Measures.
•Incentive-Based Compensation is deemed “Received” in the Company’s fiscal period during which the Financial Reporting Measure specified in the Incentive-Based Compensation award is attained, even if the payment or grant of the Incentive-Based Compensation occurs after the end of that period.
Recovery Period
For purposes of this Policy, the applicable “Recovery Period” is defined as the three completed fiscal years immediately preceding the Trigger Date (as defined below) and, if applicable, any transition period resulting from a change in the Company’s fiscal year within or immediately following those three completed fiscal years (provided, however, that if a transition period between the last day of the Company’s previous fiscal year end and the first day of its new fiscal year comprises a period of nine to 12 months, such period would be deemed to be a completed fiscal year).
For purposes of this Policy, the “Trigger Date” as of which the Company is required to prepare an Accounting Restatement is the earlier to occur of: (i) the date that the Board, applicable Board committee, or officers authorized to take action if Board action is not required, concludes, or reasonably should have concluded, that the Company is required to prepare the Accounting Restatement or (ii) the date a court, regulator, or other legally authorized body directs the Company to prepare the Accounting Restatement.
Clawback Exceptions
The Company is required to recover all Covered Compensation Received by a Covered Officer in the event of an Accounting Restatement unless (i) one of the following conditions are met and (ii) the Committee has made a determination that recovery would be impracticable in accordance with Rule 10D-1 under the Exchange Act (under such circumstances, a “Clawback Exception” applies):
•the direct expense paid to a third party to assist in enforcing this Policy would exceed the amount to be recovered (and the Company has already made a reasonable attempt to recover such erroneously awarded Covered Compensation from such Covered Officer, has documented such reasonable attempt(s) to recover, and has provided such documentation to the Stock Exchange);
•recovery would violate any home country law that was adopted prior to November 28, 2022 (and the Company has already obtained an opinion of home country counsel, acceptable to the Stock Exchange, that recovery would result in such a violation, and provided such opinion to the Stock Exchange); or

EX-97
•recovery would likely cause an otherwise tax-qualified retirement plan, under which benefits are broadly available to employees of the Company, to fail to meet the requirements of Section 401 (a)(13) or Section 411(a) of the Internal Revenue Code and regulations thereunder. For purposes of clarity, this Clawback Exception only applies to tax-qualified retirement plans and does not apply to other plans, including long term disability, life insurance, and supplemental executive retirement plans, or any other compensation that is based on Incentive-Based Compensation in such plans, such as earnings accrued on notional amounts of Incentive-Based Compensation contributed to such plans.
Prohibitions
The Company is prohibited from paying or reimbursing the cost of insurance for, or indemnifying, any Covered Officer against the loss of erroneously awarded Covered Compensation.
Administration and Interpretation
This Policy applies to Covered Compensation which is Received on or after October 2, 2023 and with respect to such Covered Compensation supersedes the Claw-back Policy of Parker-Hannifin Corporation that applies to compensation granted or paid on or after July 1, 2009 (the “Prior Policy”). For the avoidance of doubt, the Prior Policy shall continue to apply to compensation Received prior to October 2, 2023.
The Committee will administer this Policy in accordance with the Final Guidance, and will have full and exclusive authority and discretion to supplement, amend, repeal, interpret, terminate, construe, modify, replace and/or enforce (in whole or in part) this Policy, including the authority to correct any defect, supply any omission or reconcile any ambiguity, inconsistency or conflict in the Policy, subject to the Final Guidance, and to take any other action it deems appropriate.
The Committee will have the authority to offset any compensation or benefit amounts that become due to the applicable Covered Officers to the extent permissible under Section 409A of the Internal Revenue Code of 1986, as amended, and as it deems necessary or desirable to recover any Covered Compensation.
This Policy shall not preclude any other compensation recoupment or clawback policies, arrangements or provisions of the Company (“Other Recovery Provisions”). To the extent recovery of compensation is achieved by the Company under this Policy, there shall be no duplication of recovery under Other Recovery Provisions, except as may be required by law.
Disclosure
This Policy, and any recovery of Covered Compensation by the Company pursuant to this Policy that is required to be disclosed in the Company’s filings with the SEC, will be disclosed as required by the Securities Act of 1933, as amended, the Exchange Act, and related rules and regulations, including the Final Guidance.

3